EXHIBIT 99.1

                PriceSmart, Inc.

                9740 Scranton Road

                San Diego, CA 92121-1745

                Tel 858 404-8826

                Fax 858 404-8848

PriceSmart Announces August Sales

SAN DIEGO, CA (September 15, 2004) - PriceSmart, Inc. (NASDAQ: PSMT), (www.pricesmart.com) announced that for the month of August 2004, net sales increased 0.2% to $49.9 million from $49.8 million a year earlier. For the year ended August 31, 2004, net sales decreased 7.8% to $595.2 million from $645.5 million last year. The Company had 26 warehouse clubs in operation at the end of August 2004 (excluding 3 unconsolidated warehouse clubs in Mexico that are owned through a 50/50 joint venture). In the comparable period a year ago, the Company had 26 warehouse clubs in operation (excluding 3 unconsolidated warehouse clubs in Mexico).

For the five weeks ended September 5, 2004, comparable warehouse sales for warehouse clubs open at least 12 full months increased 6.7% compared to the same five-week period last year. For the fifty-three weeks ended September 5, 2004, comparable warehouse sales for clubs open at least 12 full months decreased 4.3%. Excluding prior year Philippine telephone card sales, comparable warehouse sales for the period decreased 2.3%.

The Company also announced that its warehouse club buildings in the Caribbean did not sustain damage resulting from Hurricane Ivan. “The hurricane came close to several of our locations causing us to close our warehouse clubs for one day each in Barbados, Trinidad, and Aruba, and for three and a half days in Jamaica,” said Robert Price, Chairman and Interim Chief Executive Officer. “However, as a result of the efforts of local management and our dedicated employees, we were able to be back serving our members without a more significant interruption.”

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America, the Caribbean, and Asia, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 26 warehouse clubs in 12 countries and one U.S. territory (four each in Panama and the Philippines; three in Costa Rica; two each in Dominican Republic, El Salvador, Guatemala, Honduras, and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands). PriceSmart also licenses 11 warehouses in China and one in Saipan, Micronesia and has an additional three warehouse clubs in Mexico as part of a 50/50 joint venture with Grupo Gigante, S.A. de C.V.

This press release may contain forward-looking statements that are subject to risks and uncertainties that might cause actual results to differ materially from those foreseen. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: recent legal actions filed against us could adversely affect our future results of operations and financial position; we had a substantial loss in fiscal 2003 and in fiscal 2004 and may continue to incur losses in future periods; we may not have adequate cash to meet operating and capital needs in future periods; we expect to incur substantial legal and other professional service costs; our financial performance is dependent on international operations; any failure by us to manage our growth could adversely affect our business; we face significant competition; we may encounter difficulties in the shipment of goods to our warehouses; the success of our business requires effective assistance from local business people with whom we have established strategic relationships; we are exposed to weather and other risks associated with our operations in Latin America, the Caribbean and Asia; declines in the economies of the countries in which we operate our warehouse clubs would harm our business; substantial control of the Company’s voting stock by a few of the Company’s stockholders may make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm our business; we face the risk of exposure to product liability claims, a product recall and adverse publicity; we are subject to volatility in foreign currency exchange; and a determination that the Company’s goodwill and intangible assets have been impaired as a result of a test under Statement of Financial Accounting Standards (“SFAS”) No. 142 could adversely affect the Company’s future results of operations and financial position; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-Q filed pursuant to the Securities Exchange Act of 1934 on July 15, 2004. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Certain prior period amounts have been reclassified to conform to current period presentation.

For further information, please contact Robert E. Price, Chairman of the Board and Interim President & Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.

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